Exhibit 5.01

Kruse Landa Maycock & Ricks, LLC
136 EAST SOUTH TEMPLE, TWENTY-FIRST FLOOR
SALT LAKE CITY, UTAH 84111-1124
MAILING ADDRESS:
ATTORNEYS AT LAW	Post Office Box 45561	TELEPHONE: (801) 531-7090
www.klmrlaw.com	Salt Lake City, Utah 84145-0561	TELECOPY: (801) 531-7091

December 8, 2010

Board of Directors
FX Energy, Inc.
3006 Highland Drive, Suite 206
Salt Lake City, Utah  84106

Re:          FX Energy, Inc.
Registration Statement on Form S-3

Gentlemen:

We have been engaged by FX Energy, Inc. (the “Company”), to render our opinion respecting the legality of up to 1,500,000 shares of common stock  to be offered and sold pursuant to the registration statements on Form S-3 filed by the Company with the Securities and Exchange Commission, SEC File No. 333-155718, effective June 29, 2009, and SEC File No. 333-171029, effective December 7, 2010 (the “Registration Statement”), as supplemented by the Prospectus Supplement relating to the sale of such common stock, as filed with the SEC (the “Prospectus”).

In connection with this engagement, we have examined the following:

(1)           Articles of Incorporation of the Company, as amended as of the date hereof;

(2)           Bylaws of the Company, as amended as of the date hereof;

(3)           the Registration Statement and Prospectus;

(4)           minutes of the Company’s board of directors and stockholders or written consents of the Company’s board of directors or stockholders in lieu thereof.

We have examined such other corporate records and documents and have made such other examination as we deemed relevant.  In rendering this opinion, we have assumed: (i) the genuineness of all signatures on all documents not executed in our presence; (ii) the authenticity of all documents submitted to us as originals; (iii) the conformity to authentic original documents of all documents submitted to us as certified or conformed copies; and (iv) the corporate minute books, stockholder records, and similar information furnished to us, and on which we have relied, are true, correct, and complete.  None of the factual matters or assumptions on which our opinion is based is, to our knowledge, false in any respect as it relates to the opinion below.

Kruse Landa Maycock & Ricks, LLC is a member of MSI, a network of independent professional firms

Kruse Landa Maycock & Ricks, LLC

Board of Directors
FX Energy, Inc.
December 8, 2010

___________________________________

Based upon the above examination, we are of the opinion that the common stock to be sold pursuant to the Registration Statement will be, when issued against payment of the purchase price in accordance with the Prospectus, validly issued, fully paid, and nonassessable under Nevada law.

This firm consents to being named in the Prospectus included in the Registration Statement as having rendered the foregoing opinion and as having represented the Company in connection with the Registration Statement.

This opinion is rendered to you for use solely in connection with the Registration Statement and the consummation of the transactions contemplated therein.  This opinion may not be relied on by any other person or used for any other purpose, without the express written consent of the undersigned.

Sincerely,

/s/ Kruse Landa Maycock & Ricks, LLC

KRUSE LANDA MAYCOCK & RICKS, LLC
KLMR/JRK/vs